Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZIPCAR, INC.

Zipcar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

(a)	The name of the Corporation is Zipcar, Inc. The original Certificate of Incorporation was filed by the Corporation with the Secretary of State of the State of Delaware on January 11, 2000 and was amended on September 15, 2000. The Certificate of Incorporation, as amended, was amended and restated on November 16, 2000; amended and restated on December 20, 2002 and further amended on February 27, 2003; amended and restated on October 28, 2003; renewed on July 6, 2005; amended and restated on July 8, 2005; restated on October 25, 2006; amended and restated on October 31, 2007 and amended on April 15, 2010.

(b)	The Board of Directors of the Corporation duly adopted a resolution by written consent pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware setting forth the Seventh Amended and Restated Certificate of Incorporation of the Corporation and declaring said Seventh Amended and Restated Certificate of Incorporation advisable. The stockholders of the Corporation duly approved said proposed Seventh Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. This Seventh Amended and Restated Certificate of Incorporation amends and restates the provisions of the Sixth Amended and Restated Certificate of Incorporation of the Corporation, as amended.

(c)	The Sixth Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the corporation is Zipcar, Inc.

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange St., the County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 52,510,501 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”), of which 545,056 shares have been designated as Series A Preferred Stock (“Series A Preferred Stock”); 9,408,742 shares have been designated as Series B Preferred Stock (“Series B Preferred Stock”); 5,714,998 shares have been designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”); 10,117,134 shares have been designated as Series D Convertible Preferred Stock (“Series D

Preferred Stock”); 6,497,389 shares have been designated as Series E Convertible Preferred Stock (“Series E Preferred Stock”); 16,285,000 shares have been designated as Series F Convertible Preferred Stock (“Series F Preferred Stock”) and 3,942,182 shares have been designated as Series G Convertible Preferred Stock (“Series G Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Corporation’s Certificate of Incorporation) the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.	SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK, SERIES C PREFERRED STOCK, SERIES D PREFERRED STOCK, SERIES E PREFERRED STOCK, SERIES F PREFERRED STOCK AND SERIES G PREFERRED STOCK.

1. Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the greater of (i) $.152 per share in the case of Series A Preferred Stock, $.04 per share in the case of Series B Preferred Stock, $.056 per share in the case of Series C Preferred Stock, $.0928 per share in the case of Series D Preferred Stock, $.3078 per share in the case of Series E Preferred Stock, $.2484 per share in the case of Series F Preferred Stock and $7.61 per share in the case of Series G Preferred Stock (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per year from and after the Series G Original Issue Date (as defined below) (to the extent not previously paid) and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of such share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the (a) Series A Original Issue Price (as defined below) in the case of the Series A Preferred Stock, (b) Series B Original Issue Price (as defined below) in the case of the Series B Preferred Stock, (c) Series C Original Issue Price (as defined below) in the case of Series C Preferred Stock, (d) Series D Original Issue Price (as defined below) in the case of the Series D Preferred Stock, (e) Series E Original Issue Price (as defined below) in the case of the Series E Preferred Stock, (f) Series F Original Issue Price (as defined below) in the case of the Series F Preferred Stock or (g) Series G Original Issue Price (as defined below) in the case of Series G Preferred Stock; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1(ii) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend for such series of Preferred Stock. The foregoing dividend shall not be cumulative. The “Series A Original Issue Price” shall mean $1.90 per share, the “Series B Original Issue Price” shall mean $.50 per share, the “Series C Original Issue Price” shall mean $.70 per share, the “Series D Original Issue Price” shall mean $1.16 per share, the “Series E Original Issue Price” shall mean $3.8477 per share, the “Series F Original Issue Price” shall mean $3.1054 per share and the “Series G Original Issue Price” shall mean $7.61 per share, subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable series of Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Preferred Stock (such Common Stock and other stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount equal to $1.90 per share, in the case of the Series A Preferred Stock, $.50 per share, in the case of the Series B Preferred Stock, $.70 per share, in the case of the Series C Preferred Stock, $1.16 per share, in the case of the Series D Preferred Stock, $3.8477 per share, in the case of the Series E Preferred Stock, $3.1054 per share, in the case of the Series F Preferred Stock and $7.61 per share, in the case of the Series G Preferred Stock (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid thereon (the amounts payable pursuant to this sentence are hereinafter referred to as the “Series A Liquidation Amount,” the “Series B Liquidation Amount,” the “Series C Liquidation Amount,” the “Series D Liquidation Amount,” the “Series E Liquidation Amount,” the “Series F Liquidation Amount” and the “Series G Liquidation Amount” respectively). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of such shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Payments to Holders of Junior Stock. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

(c) Deemed Liquidation Events.

(i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”):

(A) a merger or consolidation in which

(I)	the Corporation is a constituent party or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation, in approximately the same proportions as such shares were held immediately prior to such merger or consolidation, at least 51%, by voting power and economic interest, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets or intellectual property of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation);

(C) a voluntary or involuntary liquidation, dissolution or a winding up of the Corporation; or

(D) the sale, exchange, transfer or other disposition by the Corporation’s stockholders or the Corporation, in a single transaction or series of related transactions of capital stock representing a majority of the voting power at elections of directors of the Corporation.

The Corporation shall not effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above.

(ii) In the event of a Deemed Liquidation Event pursuant to Subsections 2(c)(i)(A)(II), 2(c)(i)(B) or 2(c)(i)(D) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law of the State of Delaware within 60 days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Preferred Stock no later than the 60th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the holders of at least a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than 75 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), to the extent legally available therefor (the “Net Proceeds”), to redeem, on the 90th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Preferred Stock at a price per share equal to the Series A Liquidation Amount, the Series B Liquidation Amount, the Series C Liquidation Amount, the Series D Liquidation Amount, the Series E Liquidation Amount, the Series F Liquidation Amount or the Series G Liquidation Amount, as the case may be. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Net Proceeds were sufficient to redeem all such outstanding shares. In the event of a default by the Corporation on the redemption provisions set forth in this Subsection 2(c)(ii) or Section 6, the holders of the unredeemed shares of Preferred Stock shall be entitled: (1) to default interest at a per annum rate equal to 12% on the unpaid amount which amount shall be increased by 1% at the end of each three month period thereafter until the redemption price, and any interest thereon, is paid in full and (2) to elect a majority of the Board, until such default is cured. The provisions of Subsections 6(b) through 6(e) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2(c)(ii). If the Net Proceeds exceed the amount necessary to so redeem all outstanding shares of Preferred Stock, such excess Net Proceeds shall, to the extent legally available therefor, be paid, promptly following the Liquidation Redemption Date, as a dividend on the outstanding shares of Common Stock as of the Liquidation Redemption Date. Prior to the distribution or redemption provided for in this Subsection 2(c)(ii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(iii) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

(d) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Deemed Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted or such conversion rights have been cancelled in accordance with Section 4(a)(viii)) such holder’s shares of such series into shares of Common Stock immediately prior to the Deemed Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

3. Voting.

(a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of Subsections 3(b) through 3(e) below, holders of Preferred Stock shall vote together with the holders of Common Stock, as a single class.

(b) Without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not and shall not permit any of its subsidiaries to either directly or indirectly (by amendment, merger, consolidation or otherwise) (i) amend or repeal any provision of, or add any provision to, the certificate of incorporation or bylaws; (ii) declare or pay any dividend or make any distribution (other than dividends on Common Stock payable solely in Common Stock) or any class or series of capital stock; (iii) liquidate, dissolve, wind-up the business and affairs of the Corporation, effect a recapitalization or reorganization (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity), or consent to any of the foregoing; (iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of capital stock, including without limitation shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (A) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, at the original purchase price or pursuant to a right of first refusal, or (B) the redemption of any share or shares of Preferred Stock in accordance with the terms hereof; (v) increase or decrease the number of authorized members of the Board of Directors of the Corporation; (vi) effect, or consent to, any transaction constituting a Deemed Liquidation Event, or (vi) create, or authorize the creation of, or issue or obligate itself to issue, shares of any additional class or series of capital stock unless the same ranks junior to or pari passu with the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, conversion and redemption rights, or increase or decrease the authorized number of shares of Common Stock or of Preferred Stock or increase or decrease the authorized number of shares of any additional class or series of capital stock.

(c) Notwithstanding the foregoing Section 3(b), the Corporation shall not amend or repeal, either directly or indirectly (by amendment, merger, consolidation or otherwise), any provision of, or add any provision to, the certificate of incorporation or the bylaws which adversely affects the rights, preferences or privileges of the Series E Preferred Stock but does not so affect the Preferred Stock as a class, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series E Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

(d) Notwithstanding the foregoing Section 3(b), the Corporation shall not amend or repeal, either directly or indirectly (by amendment, merger, consolidation or otherwise), any provision of, or add any provision to, the certificate of incorporation or the bylaws which adversely affects the rights, preferences or privileges of the Series F Preferred Stock but does not so affect the Preferred Stock as a class, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series F Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

(e) Notwithstanding the foregoing Section 3(b), the Corporation shall not (i) amend or repeal, either directly or indirectly (by amendment, merger, consolidation or otherwise), any provision of, or add any provision to, the certificate of incorporation or the bylaws which adversely affects the rights, preferences or privileges of the Series G Preferred Stock but does not so affect the Preferred Stock as a class, (ii) increase or decrease the authorized number of shares of Series G Preferred Stock, or (iii) waive, alter, amend or repeal this Section 3(e), or Sections B.4(a)(vii), B.4(d)(i)(H), B.4(d)(i)(J), B.4(d)(ii), B.4(d)(iv)(G), B.5(b), B.5(c) or B.8 of Article Fourth without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series G Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

4. Optional Conversion.

The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.90 by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” is currently $.7448. Such Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below in this Section B.4 of Article Fourth.

(ii) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $.50 by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” is currently $.50. Such Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below in this Section B.4 of Article Fourth.

(iii) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $.70 by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” is currently $.70. Such Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below in this Section B.4 of Article Fourth.

(iv) Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common

Stock as is determined by dividing $1.16 by the Series D Conversion Price (as defined below) in effect at the time of conversion. The “Series D Conversion Price” is currently $1.16. Such Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below in this Section B.4 of Article Fourth.

(v) Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $3.8477 by the Series E Conversion Price (as defined below) in effect at the time of conversion. The “Series E Conversion Price” shall initially be $3.8477. Such initial Series E Conversion Price, and the rate at which shares of Series E Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below in this Section B.4 of Article Fourth.

(vi) After the fifth anniversary of the Series F Original Issue Date, each share of Series F Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $3.1054 by the Series F Conversion Price (as defined below) in effect at the time of conversion. The “Series F Conversion Price” shall initially be $3.1054. Such initial Series F Conversion Price, and the rate at which shares of Series F Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below in this Section B.4 of Article Fourth.

(vii) Each share of Series G Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $7.61 by the Series G Conversion Price (as defined below) in effect at the time of conversion. The “Series G Conversion Price” shall initially be $7.61. Such initial Series G Conversion Price, and the rate at which shares of Series G Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below in this Section B.4 of Article Fourth and in Sections B.5(b) and B.5(c) of Article Fourth.

(viii) In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock. In the event of any redemption or liquidation, dissolution or winding up, the Corporation shall provide to each holder of shares of Preferred Stock, notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least 15 days prior to the termination of the Conversion Rights and (ii) state the amount per share of Preferred Stock, that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price, as the case may be. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) In order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) for such shares of Preferred Stock, at the office of the transfer agent for the applicable series of Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates (or lost certificate and affidavit) and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, and a certificate for the number (if any) of Preferred Stock that were not converted into Common Stock, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the applicable series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted conversion price.

(iii) Upon any such conversion, no adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(iv) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments to Conversion Prices for Diluting Issues.

(i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Series A Original Issue Date” shall mean the date on which a share of Series A Preferred Stock was first issued.

(C) “Series B Original Issue Date” shall mean the date on which a share of Series B Preferred Stock was first issued.

(D) “Series C Original Issue Date” shall mean the date on which a share of Series C Preferred Stock was first issued.

(E) “Series D Original Issue Date” shall mean the date on which a share of Series D Preferred Stock was first issued.

(F) “Series E Original Issue Date” shall mean the date on which a share of Series E Preferred Stock was first issued.

(G) “Series F Original Issue Date” shall mean the date on which a share of Series F Preferred Stock was first issued.

(H) “Series G Original Issue Date” shall mean the date on which a share of Series G Preferred Stock was first issued.

(I) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(J) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation on or after the Series G Original Issue Date, other than:

(I)

shares of Common Stock issued or deemed issued as a dividend or distribution on Preferred Stock, provided (a) the number of shares of Common Stock issued as a dividend or distribution on any such share of Preferred Stock multiplied by the number of shares of Common

Stock into which such share of Preferred Stock is then convertible is equal (b) to the number of shares of Common Stock issued as a dividend or distribution on any other share of Preferred Stock multiplied by the number of shares of Common Stock into which such other share of Preferred Stock is then convertible;

(II)	shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

(III)	shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation and by a majority of the members of the Board of Directors who are not employees of the Corporation or any of its subsidiaries;

(IV)	shares issued or deemed issued as a result of any adjustments made pursuant to Section 4(d)(iv) herein;

(V)	shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date of the filing of this Seventh Amended and Restated Certificate of Incorporation;

(VI)	shares of Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise and is approved by the Board of Directors of the Corporation;

(VII)	shares of Preferred Stock issued pursuant to subsection 7(b) below;

(VIII)	shares of Common Stock issued to persons or entities with which this corporation has business relationships, provided such issuance is for other than primarily equity financing purposes and is approved by the Board of Directors of the Corporation;

(IX)	shares of Series G Preferred Stock issued pursuant to that certain Series G Convertible Stock Purchase Agreement dated as of the Series G Original Issue Date (the “Purchase Agreement”) and shares of Common Stock issuable upon conversion of the Series G Preferred Stock issued pursuant the Purchase Agreement; or

(X)	shares of Common Stock issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar institution, provided such issuance is for other than primarily equity financing purposes and is approved by the Board of Directors of the Corporation.

(ii) No Adjustment of Conversion Prices. No adjustment in the Series A Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Share of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series A Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series B Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series B Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series C Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series C Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series D Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series D Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series E Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series E Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series F Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series F Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series G Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series G Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. In addition, (i) no adjustment to the Conversion Price of any series of Preferred Stock shall be made if the Corporation receives written notice from the holders of at least a majority of the outstanding shares of the series of Preferred Stock entitled to an adjustment pursuant to this Section 4(d) agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock and (ii) no adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price shall be made pursuant to this Subsection 4(d) as a result of any adjustments to the Series G Conversion Price occurring in connection with the issuance of shares of Common Stock pursuant to the initial public offering of stock of the Corporation or pursuant to a Deemed Liquidation Event as described in Sections B.5(b) and B.5(c) of Article Fourth below.

(iii) Issue of Securities; Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time on or after the Series G Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(d)(i)(J) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically or pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price, as the case may be, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price to an amount which exceeds the lower of (i) such Conversion Price on the original adjustment date, or (ii) such Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(d)(i)(J) above), the issuance of which did not result in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price , as the case may be, then in effect, or because such Option or Convertible

Security was issued before the Series A Original Issue Date, Series B Original Issue Date, Series C Original Issue Date, Series D Original Issue Date, Series E Original Issue Date, Series F Original Issue Date or Series G Original Issue Date, as the case may be), are revised on or after the Series A Original Issue Date, the Series B Original Issue Date, the Series C Original Issue Date, the Series D Original Issue Date, Series E Original Issue Date, Series F Original Issue Date or Series G Original Issue Date, as the case may be (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms), to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price, as the case may be, shall not be readjusted.

(E) No adjustment in any Conversion Price shall be made upon the actual issuance of shares of Common Stock or Convertible Securities upon the exercise of Options or the actual issuance of shares of Common Stock upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

(iv) Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock.

(A) In the event the Corporation shall at any time on or after the Series G Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding Additional Shares of Common Stock issued in a Qualifying Public Offering, as defined in Section 5(a)), without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion, exchange or exercise of all Preferred Stock and Options outstanding immediately prior to such issue shall be deemed to be outstanding.

(B) In the event the Corporation shall at any time on or after the Series G Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding Additional Shares of

Common Stock issued in a Qualifying Public Offering, as defined in Section 5(a)), without consideration or for a consideration per share less than the applicable Series B Conversion Price in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion, exchange or exercise of all Preferred Stock and Options outstanding immediately prior to such issue shall be deemed to be outstanding.

(C) In the event the Corporation shall at any time on or after the Series G Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding Additional Shares of Common Stock issued in a Qualifying Public Offering, as defined in Section 5(a)), without consideration or for a consideration per share less than the applicable Series C Conversion Price in effect immediately prior to such issue, then the Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series C Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series C Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion, exchange or exercise of all Preferred Stock and Options outstanding immediately prior to such issue shall be deemed to be outstanding.

(D) In the event the Corporation shall at any time on or after the Series G Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding Additional Shares of Common Stock issued in a Qualifying Public Offering, as defined in Section 5(a)), without consideration or for a consideration per share less than the applicable Series D Conversion Price in effect immediately prior to such issue, then the Series D Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series D Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series D Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion, exchange or exercise of all Preferred Stock and Options outstanding immediately prior to such issue shall be deemed to be outstanding.

(E) In the event the Corporation shall at any time on or after the Series G Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding Additional Shares of

Common Stock issued in a Qualifying Public Offering, as defined in Section 5(a)), without consideration or for a consideration per share less than the applicable Series E Conversion Price in effect immediately prior to such issue, then the Series E Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series E Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series E Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion, exchange or exercise of all Preferred Stock and Options outstanding immediately prior to such issue shall be deemed to be outstanding.

(F) In the event the Corporation shall at any time on or after the Series G Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding Additional Shares of Common Stock issued in a Qualifying Public Offering, as defined in Section 5(a)), without consideration or for a consideration per share less than the applicable Series F Conversion Price in effect immediately prior to such issue, then the Series F Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series F Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series F Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion, exchange or exercise of all Preferred Stock and Options outstanding immediately prior to such issue shall be deemed to be outstanding.

(G) In the event the Corporation shall at any time on or after the Series G Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding Additional Shares of Common Stock issued in a Qualifying Public Offering, as defined in Section 5(a)), without consideration or for a consideration per share less than the applicable Series G Conversion Price in effect immediately prior to such issue, then the Series G Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series G Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series G Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion, exchange or exercise of all Preferred Stock and Options outstanding immediately prior to such issue shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock and which result in an adjustment to a Conversion Price pursuant to the terms of

Subsection 4(d)(iv) above, and such issuance dates occur within a period of no more than 120 days, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time on or after the Series G Original Issue Date effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, the applicable Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time on or after the Series G Original Issue Date combine the outstanding shares of Common Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, the applicable Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time on or after the Series G Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made with respect to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price or the Series G Conversion Price if the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, as the case may be, simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, as the case may be, had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred

Stock, as the case may be, which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time on or after the Series G Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock and shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, as the case may be, had been converted into Common Stock on the date of such event.

(h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not any of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, as the case may be, shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, as the case may be, immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, as the case may be, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, as the case may be.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 20 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock affected a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 20 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Preferred Stock.

(j) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

(a) Upon the earlier of (i) the closing of the sale of shares of Common Stock, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in (A) at least $40,000,000 of gross proceeds to the Corporation and (B) the Common Stock being listed for trading on either the New York Stock Exchange or the NASDAQ National Market or another comparable exchange or marketplace approved by the Board of Directors (a “Qualifying Public Offering”) or (ii) a date (a “General Mandatory Conversion Date”), which is agreed to in writing by the holders of at least a majority of the then outstanding shares of Preferred Stock, all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock (a “Mandatory Conversion”), at the then effective conversion rates and, with respect to the Series G Preferred Stock, giving effect to Subsections 5(b) or 5(c) below, as applicable. In addition, upon a date on or prior to the fifth anniversary of the Series F Original Issue Date, which is agreed to in writing by the holders of at least a majority of the then outstanding shares of Series F Preferred Stock, but only if such holders do so agree (the “Series F Mandatory Conversion Date”), all outstanding shares of Series F Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate for the Series F Preferred Stock. A General Mandatory Conversion Date and the Series F Mandatory Conversion Date are each referred to as a “Mandatory Conversion Date” for purposes of this Section 5.

(b) Upon the conversion of Preferred Stock pursuant to a Qualifying Public Offering or a Mandatory Conversion in connection with the initial public offering of the Company’s Common Stock, in each case, at a price to the public that is less than $8.75 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), the Series G Conversion Price shall be automatically adjusted to the quotient obtained by dividing (1) the greater of (y) the price per share to the public in such Qualifying Public Offering or (z) $6.43, divided by (2) 1.15.

(c) Upon the conversion of Preferred Stock pursuant to a Mandatory Conversion in connection with a Deemed Liquidation Event in which the proceeds of such Deemed Liquidation Event to holders of Series G Preferred Stock as holders of Common Stock (i.e., after giving effect to the Mandatory Conversion pursuant to Subsection 5(a)) would be less in aggregate than the proceeds of such Deemed Liquidation Event to holders of Series G Preferred Stock as holders of Series G Preferred Stock (i.e., assuming no such conversion pursuant to Subsection 5(a)), then the Series G Conversion Price applicable to such conversion pursuant to Subsection 5(a) shall automatically be adjusted to the conversion price that causes holders of Series G Preferred Stock being converted into Common Stock pursuant to this Subsection 5(a) to receive in such conversion that number of shares of Common Stock that will receive in the applicable Deemed Liquidation Event an aggregate amount that is equal to the amount that would have been distributed to holders of Series G Preferred Stock pursuant to Sections B.2(a) with respect to such Deemed Liquidation Event had such conversion to Common Stock pursuant to Subsection 5(a) not occurred.

(d) All holders of record of shares of Preferred Stock to be converted on a given Mandatory Conversion Date pursuant to this Section 5 shall be given written notice of such Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of such Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, to each record holder of shares of Preferred Stock to be converted on such Mandatory Conversion Date. Upon receipt of such notice, each holder of such shares of Preferred Stock shall surrender his or its certificate or certificates for all such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On a Mandatory Conversion Date, all outstanding shares of Preferred Stock to be converted on such Mandatory Conversion Date shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after a Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.

(e) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after a Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(f) For purposes of this Section 5:

(i) “Company Sale” means: (a) a merger or consolidation in which (i) the Corporation is a constituent party, or (ii) a Company Subsidiary is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii) any such merger or consolidation involving the Corporation or a Company Subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, at least 51%, by voting power and economic interest, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) the sale, lease, transfer or exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any Company Subsidiary of all or substantially all the assets or intellectual property of the Corporation and all Company Subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Company Subsidiaries if substantially all of the assets or intellectual property of the Corporation and the Company Subsidiaries taken as a whole are held by such Company Subsidiary or Company Subsidiaries (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation); or (c) a liquidation, dissolution or a winding up of the Corporation.

(ii) “Company Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Corporation (or another Company Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

6. Redemption.

(a) Mandatory Redemption. In the event of a redemption pursuant to Section 2(c)(ii), shares of Preferred Stock shall be redeemed by the Corporation in accordance with this Section 6.

(b) Redemption Notice. Written notice of the mandatory redemption (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware, not less than 30 days prior to any redemption date. Each Redemption Notice shall state:

(I)	the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the redemption date specified in the Redemption Notice;

(II)	the redemption date and redemption price;

(III)	the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4(a)); and

(IV)	that the holder is to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares of Preferred Stock to be redeemed.

(c) Surrender of Certificates; Payment. On or before the redemption date, each holder of shares of Preferred Stock to be redeemed on such redemption date, unless such holder has exercised his right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the redemption date the applicable redemption price payable upon redemption of the shares of Preferred Stock to be redeemed on such redemption date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the applicable redemption price without interest upon surrender of their certificate or certificates therefor.

(e) Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries (including, without limitation, pursuant to this Section 6 or Section 7 below) shall be automatically and immediately canceled and shall not be reissued, sold or transferred as shares of Preferred Stock. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7. Special Adjustment of Series F Preferred Stock.

(a) Special Adjustment. In the event of any indemnification payment pursuant to Article VI of the Merger Agreement, dated as of September 26, 2007, by and among the Corporation and the other parties named therein (the “Merger Agreement”), the number of outstanding shares of Series F Preferred Stock shall be adjusted in accordance with this Section 7.

(b) Indemnification by the Corporation. In the event an indemnification payment is required to be made by the Corporation to the holders of Series F Preferred Stock in accordance with Article VI of the Merger Agreement, the Corporation shall issue additional shares of Series F Preferred Stock in accordance with Section 6.3 of the Merger Agreement. Within 15 days of a final determination that the Corporation is required to make an indemnification payment to the holders of Series F Preferred Stock under the Merger Agreement and of the amount of such payment (whether by mutual agreement or binding arbitration pursuant to Section 6.3(g) of the Merger Agreement), the Corporation shall mail to each holder of record of Series F Preferred Stock entitled to receive an indemnification payment, at its post office address last shown on the records of the Corporation, a certificate representing that number of shares of Series F Preferred Stock to which such holder of record of Series F Preferred Stock is entitled pursuant to, and in accordance with, Section 6.3 of the Merger Agreement.

(c) Indemnification by Holders of Series F Preferred Stock. In the event an indemnification payment is required to be made by the holders of Series F Preferred Stock to the Corporation, the Corporation shall redeem the number of shares of Series F Preferred Stock held by each holder of Series F Preferred Stock determined pursuant to Section 6.3 of the Merger Agreement for $0.001 per share (the “Special Redemption Price”). Within 45 days of a final determination that the holders of Series F Preferred Stock are required to make an indemnification payment to the Corporation under the Merger Agreement and of the amount of such payment (whether by mutual agreement or binding arbitration pursuant to Section 6.3(g) of the Merger Agreement), written notice of the special redemption (the “Special Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Series F Preferred Stock at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware. Each Special Redemption Notice shall state:

(I)	the amount of the indemnification payment required to be made to the Corporation and the number of shares of Series F Preferred Stock held by such holder that the Corporation shall redeem pursuant to, and in accordance with, Section 6.3 of the Merger Agreement; and

(II)	the date by which each holder of Series F Preferred Stock shall be required to surrender his, her or its stock certificates in accordance with Section 7(d) below (such date, which shall be no earlier than 15 days after the date of the Special Redemption Notice, is a “Special Redemption Date”); and

(III)	the manner and place designated for the surrender of stock certificates.

(d) Surrender of Certificates; Payment. On or before the Special Redemption Date set forth in the Special Redemption Notice, each holder of shares of Series F Preferred Stock to be redeemed on such Special Redemption Date shall surrender the certificate or certificates representing such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Special Redemption Notice, and thereupon the Special Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event that shares of Series F Preferred Stock represented by a certificate remain following the special redemption, a new certificate representing the remaining shares of Series F Preferred Stock shall promptly be issued to such holder.

(e) Rights Subsequent to Special Redemption. If the Special Redemption Notice shall have been duly given, and if on the Special Redemption Date the Special Redemption Price payable upon redemption of the shares of Series F Preferred Stock to be redeemed upon such Special Redemption Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series F Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series F Preferred Stock shall cease to accrue after such Special Redemption Date and all rights with respect to such shares shall forthwith after the Special Redemption Date terminate, except only the right of the holders to receive the Special Redemption Price and have his, her or its obligation to make the applicable indemnification payment discharged upon redemption.

8. Waiver. Except as set forth in Sections B.3(e) and B.4(d)(ii), any of the rights of the holders of Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of shares of Preferred Stock representing at least a majority of the votes represented by the shares of Preferred Stock then outstanding, considered as a single class, provided such waiver by its terms is equally applicable to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock.

FIFTH. Subject to the provisions hereof, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

SEVENTH:

1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and expect that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court Chancery of the State of Delaware or such other court shall deem proper.

3. To the extent that any person referred to in Paragraphs (1) and (2) of this Article SEVENTH has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

4. Any indemnification under Paragraphs (1) and (2) of this Article SEVENTH shall be made by the Corporation promptly, and in any event within 30 days after receipt by the Corporation of the written request of a person referred to in Paragraphs (1) or (2) of this Article SEVENTH pursuant to which such person represents that he or she has met the applicable standard of conduct set forth in such Paragraphs (1) or (2), as the case may be, unless with respect to requests under such Paragraphs (1) or (2) a court of final determination adjudicates within such 30-day period that such person did not meet the applicable standard of conduct set forth in such Paragraph (1) or (2), as the case may be, provided, however, that any indemnification under such Paragraphs (1) or (2) shall be made only upon receipt of an undertaking by or on behalf of such person to repay all amounts for which such person has received indemnification from the Corporation in the event that it shall be adjudicated by a court of final determination that such person is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH. Such undertaking shall be accepted without reference to the financial ability of such person to make repayment.

5. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH. Such expenses (including attorneys’ fees) incurred by other employees and agents of the Corporation may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

6. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Paragraphs of this Article SEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

7. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article SEVENTH.

8. For purposes of this Article SEVENTH, references to “the Corporation” include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, trustee, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article SEVENTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

9. For purposes of this Article SEVENTH, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, trustee, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, trustee, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article SEVENTH.

10. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect when such breach occurred. No amendment or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

NINTH. Subject to the terms set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Seventh Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware.

TENTH. The Corporation renounces any interest or expectancy of the Corporation under applicable law in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person in such Covered Person’s capacity as a director of the Corporation or as the holder of Preferred Stock.

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IN WITNESS WHEREOF, this Seventh Amended and Restated Certificate of Incorporation has been executed this 16th day of November, 2010 by its duly authorized officer.

ZIPCAR, INC.

/s/ Scott W. Griffith
Scott W. Griffith, President